Exhibit 10.2
PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (“Contract”) is made as of this 30th day of July, 2014 (the “Effective Date”) by and between ERP BRYAN STATION, LLC, a Delaware limited liability company, (“Seller”), and Wheeler Interests, LLC, a Virginia limited liability company, or assigns (“Purchaser”).
WITNESSETH:

WHEREAS, Seller owns a shopping center containing approximately 7.00 acres of land and buildings with approximately 67,177 square feet of leasable area, commonly referred to as Kroger Plaza at Bryan Station with an address of 1650 Bryan Station Road, Fayette County, Kentucky, and desires to sell same to Purchaser; and

WHEREAS, Purchaser desires to acquire such shopping center and related assets;
NOW, THEREFORE, for and in consideration of the mutual covenants and agreements herein contained, the parties agree as follows:
1.Property.     Subject to the terms and conditions hereof, Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, the following described property:
A.    All those certain tracts or parcels of land located in Lexington, Fayette County, Kentucky, consisting of approximately 7.00 acres of land as generally depicted on Exhibit “A” attached hereto and by this reference incorporated herein, together with the buildings, certain driveways, parking areas, stormwater ponds, and vacant parcels, and all other improvements located thereon owned by Seller (the “Improvements”), and together with all appurtenances, rights, easements, rights of way, tenements and hereditaments incident thereto and all title and interest, if any, of Seller in and to any land lying in the bed of any street, road or avenue, open, closed or proposed, in front of or adjoining said tracts of land (said tracts of land, the Improvements and all other rights described above being hereinafter collectively referred to as the “Real Property”); and

B.    All equipment, furniture, furnishings, supplies and other fixtures of every description located on, or attached to the Real Property and which are owned by Seller as of the Effective Date (the “Additional Property”), and

C.    All leases of portions of the Real Property (the “Leases”), as more particularly described in that rent roll on Exhibit “B” attached hereto and by this reference made a part hereof; and

D.    To the extent of Seller’s interest, if any, all other assets and property rights (including intangible assets) relating to the Real Property and Additional Property or any portion thereof, including, but not limited to, and to the extent assignable, all reciprocal easement agreements, operating agreements, development agreements, warranties, guarantees and bonds, certificates of occupancy, trade names, service marks, service contracts (to the extent assumed by Purchaser), governmental and regulatory licenses and permits (including any permits relating to stormwater management), final working drawings, engineering plans, utilities lay-out plans, surveys, topographical plans and plans and specifications.

The Real Property, Additional Property, Leases and all other assets and property rights and interests described in this Section 1 are hereinafter collectively referred to as the “Property”.

2.    Purchase Price and Terms of Payment.
A.    The purchase price (“Purchase Price”) for the Property shall be Six Million One Hundred Thousand and 00/100 DOLLARS ($6,100,000.00) and shall be paid on the Closing Date by Federal funds wire transfer, in United States dollars.
B.    No later than two (2) business days after the expiration of the Review Period (as defined below) unless this Contract has been sooner terminated, Purchaser shall deposit Fifty Thousand and 00/100 Dollars ($50,000.00) (the “Deposit”) with Cheryl L. Voll Bingham Greenebaum Doll LLP 300 West Vine Street, Suite 1100 | Lexington, KY  40507 Direct: 859-288-4687 | Fax: 859-367-3867 | Cell:  859-967-7592 Email: cvoll@bgdlegal.com (the “Escrow Agent”). If the transaction contemplated by this Contract closes in accordance with the terms and conditions of this Contract the Deposit shall be delivered by the Escrow Agent to Seller as payment toward the Purchase Price.
C.    The remaining balance of the Purchase Price shall be payable in cash or by wire transfer or other immediately available funds to Seller on the Closing Date.
3.    Review Period; Inspection.

A.    At all times during the period commencing on the Effective Date and terminating on the date that is forty five (45) days after the Effective Date (the “Review Period”), Purchaser, its agents, employees, representatives and contractors, at Purchaser’s sole cost and expense, shall have the rights:

1.    To enter upon the Real Property at all reasonable times, and after reasonable advance notice to Seller, to perform such tests, inspections and examinations of the Real Property and Additional Property as Purchaser deems advisable, including the structural condition of, and all electrical and mechanical systems contained in, the Improvements, and to make investigations with regard to title to the Real Property, environmental matters, matters of survey, flood plain of the Real Property, utilities availability, zoning and building code and other applicable governmental requirements with regard to the Real Property and the use thereof. With respect to the foregoing investigations, Purchaser, its agents, employees, representatives and contractors, may enter upon the Real Property and do all things necessary in connection therewith, subject to the tenants’ rights of occupancy, and provided they do not adversely affect the Real Property. Purchaser shall not unreasonably disturb any of the tenants while conducting its inspections, tests and studies. Purchaser shall indemnify, defend and hold Seller harmless from and against all cost, loss, damage and expense, including reasonable attorneys’ fees, arising out of Purchaser’s or its agent’s or independent contractor’s entry upon the Real Property and the conduct of the activities upon the Real Property pursuant to the terms of this paragraph. Purchaser shall promptly repair any damage to the Property to substantially the same condition as existed prior to the conduct of said tests, inspections, examinations, investigations and reviews, and this obligation of Purchaser shall survive any termination of this Contract. Furthermore, and notwithstanding anything in this Contract to the contrary, Purchaser shall be permitted to perform a Phase II environmental audit and inspection of the Real Property if the Phase I environmental audit and inspection of the Real Property recommends a Phase II environmental audit and inspection of the Real Property be performed; and
2.    After reasonable advance notice to Seller, to investigate and review any and all books and records relating to the Property and all Leases, service agreements, tenant correspondence, operating statements, warranties, guarantees or bonds, certificates of occupancy, governmental or regulatory licenses and permits, plans and specifications and other items relating to the Property. Within five (5) days of the Effective Date Seller shall forward to Purchaser true and complete copies of all the items set forth on Exhibit “C” to the extent that such items are in its possession or control. As to any such items on Exhibit “C” that are prepared by anyone other than Seller, (any such items prepared by anyone other than Seller must be clearly marked as being prepared by someone other than Seller) the furnishing of such items is without representation or warranty by Seller as to the accuracy thereof or as to the right of Purchaser to rely on the same, all of which were prepared by third parties. At all reasonable times Seller shall make available to Purchaser, its counsel and accountants, all financial and operating data and other books and records pertaining to the Property under Seller’s control.
B.    Purchaser shall have the right during the Review Period to determine that it is satisfied, in its sole and absolute discretion, with the results of any of the tests, inspections or investigations relating to the Property or the operation thereof, and that the Property is suitable in all respects for Purchaser’s intended purposes or needs. In the event Purchaser does not, prior to the end of the Review Period, notify Seller in writing of the waiver of its right to terminate this Contract pursuant to its review of the items as set forth in this Section 3, this Contract shall automatically terminate without requirement of further action on the part of Purchaser or Seller. In the event of such termination, Purchaser shall immediately return to Seller any documents, plans, studies or other materials related to the Property that were provided by Seller to Purchaser, together with a copy of any non-privileged, non-proprietary reports or materials generated by or on behalf of Purchaser in connection with Purchaser’s tests, inspection or investigations relating to the Property, and neither party shall have any further liability or obligations to the other hereunder; provided however, the indemnity contained in Section 3 (A) herein shall survive.
4.    Title.
A.    Purchaser shall obtain a current ALTA owner's title commitment for title insurance for the Real Property (the "Title Commitment") issued by the title agency associated with the Escrow Agent, together with true and complete copies of all exceptions contained therein and Purchaser shall order an ALTA Survey (the "Survey") of the Real Property. Upon the receipt of the Title Commitment and Survey, Purchaser shall review all such information and shall, no later than ten (10) days prior to the end of the Review Period, furnish a copy of the Title Commitment and Survey to Seller together with a statement as to which exceptions shown on the Title Commitment or Survey are unacceptable to Purchaser (the "Title Objection(s)"). If Purchaser fails to deliver such notice of Title Objections to Seller ten (10) days prior to the end of the Review Period then Purchaser shall be deemed to have found title to the Real Property unacceptable in all respects and this Contract shall be deemed terminated by Purchaser, the Deposit shall be returned to Purchaser and neither party shall have any further liability or obligations to the other hereunder; provided, however, the indemnity contained in Section 3 (A) herein shall survive such termination.

B.    Within five (5) business days of receipt of Purchaser's written notice of Title Objections (the “Seller Election Date"), Seller shall notify Purchaser in writing of any Title Objections which Seller either refuses to cure or is unable to cure in a manner acceptable to Purchaser. In the absence of such notice from Seller to Purchaser, Seller shall be deemed to have elected not to satisfy, correct or cure any Title Objections.

C.    In the event Seller notifies Purchaser or is deemed to have notified Purchaser on or before the Seller Election Date of its election to refuse to cure or its inability to cure in a manner acceptable to Purchaser all of the Title Objections of which Seller is notified by Purchaser, then Purchaser shall by notice to Seller prior to the expiration of the Review Period elect one of the following:
1.    To waive such Title Objection(s) and to close the transaction in accordance with the terms of this Contract; or
2.    To terminate this Contract by notice to Seller given on or before the expiration of the Review Period; provided, however, the indemnity contained in Section 3 (A) herein shall survive such termination. If Purchaser fails to deliver such notice to Seller prior to the expiration of the Review Period, then Purchaser shall be deemed to have found title to the Real Property unacceptable in all respects and this Contract shall be deemed terminated by Purchaser, the Deposit shall be returned to Purchaser and neither party shall have any further liability or obligations to the other hereunder; provided, however, the indemnity contained in Section 3 (A) herein shall survive such termination.
D.    "Permitted Exceptions" shall mean any Title Objections to which Purchaser fails to object or which Purchaser waives its objections pursuant to this Section 4.
E.    Notwithstanding the provisions of Section 4 (A) or Section 4 (B) to the contrary, on the Closing Date, as defined below, title to the Real Property shall be good and marketable, free and clear of all mortgages, liens and encumbrances, and free and clear of all leases other than the Leases, security interests, restrictions, rights-of-way, easements, encroachments and other matters, except for the Permitted Exceptions. Notwithstanding anything in this Contract to the contrary, and notwithstanding any notice of Title Objections delivered hereunder or not delivered hereunder, Seller shall cause all mortgages and deeds of trust encumbering the Real Property and all judgments and liens against the Real Property not caused by the actions of Purchaser or Purchaser’s agents, employees or contractors, to be satisfied, vacated or released from the Real Property on or prior to Closing. Notwithstanding anything to the contrary contained herein, Seller and Buyer acknowledge that the Real Property is encumbered by a loan from UBS Real Estate Securities Inc. to Seller in the amount of $2,540,000.00 (the “UBS Loan”), as evidenced by that certain Mortgage, Security Agreement and Fixture Financing Statement, dated June 8, 2012, and recorded in Book 7464 at Page 716 in the Office of the Clerk of Court of Fayette County, Kentucky.

If Buyer elects not to assume the UBS Loan and requires Seller to cause the UBS Loan to be satisfied at Closing, then Buyer shall reimburse Seller at Closing the costs incurred by Seller in connection with the pre-payment of the UBS Loan, excluding the outstanding amount of the UBS Loan.
5.    Seller’s Representations and Warranties. Seller warrants and represents to Purchaser as follows, which warranties and representations shall be deemed made on the Effective Date and shall be reaffirmed at Closing:
A.    Seller is a validly existing limited liability company in good standing and has the authority to enter into and perform its obligations under this Contract. The person executing this Contract on behalf of Seller has been authorized to do so.
B.    The execution and delivery of this Contract do not, and the consummation of the transaction contemplated hereby will not in any material respect require any approval, consent, authorization or order of, or filing with, any private party or any governmental agency or body or violate any law, rule or regulation or any order, arbitration award, judgment or decree to which Seller is a party or by which the Seller or any of the Property is bound.
C.    The Property is not subject to any option contract or other sales contract, or to any leases or other occupancy agreements other than the Leases.
D.    Seller has no knowledge of, and has received no notice from, any governmental authority requiring any work, repairs, construction, alterations or installations on or in connection with the Property, or asserting any violation of any federal, state, county or municipal laws, ordinances, codes, orders, regulations or requirements affecting any portion of the Property, including, without limitation, any applicable environmental laws or regulations. There is no action, suit or proceeding pending or, to the knowledge of Seller, threatened against or affecting Seller or the Property or any portion thereof or relating to or arising out of the ownership of the Property, in any court or before or by any federal, state, county or municipal department, commission, board, bureau or agency or other governmental instrumentality.
E.    The Seller has not received from any governmental authority any written notice of, and the Seller presently has no knowledge of, pending or contemplated condemnation proceedings affecting the Property.
F.    On the date Purchaser notifies Seller that it has waived its rights to terminate this Contract pursuant to Section 3 (B) hereof, Seller shall give notice of termination to be effective at Closing with regard to any management or leasing contract or fee arrangement between Seller and any other party for or in connection with the Real Property and all payments due thereunder will be paid in full by Seller prior to Closing and Seller shall hold Purchaser harmless from any claims thereunder, unless Purchaser, at its sole option, assumes any such agreement in writing. Seller further warrants and represents that all such contracts and agreements shall be terminated effective as of Closing, unless otherwise assumed by Purchaser as noted above.
G.    Seller has not received any notice from any insurance company or any board of fire underwriters (or other body exercising similar functions) claiming any defects or deficiencies with respect to, or requesting the performance of any repairs, alterations or other work to, the Property.
H.    To Seller’s actual knowledge, without independent investigation, and except as set forth in any environmental report provided by Seller to Purchaser, the Real Property is not

(and has not been) in violation of any applicable environmental law, including without limitation those listed below in this paragraph. Further, to Seller’s actual knowledge, without independent investigation, and except as set forth in any environmental report provided by Seller to Purchaser, the Real Property is not now, nor has it at any time during Seller’s ownership thereof been, used for the manufacture, processing, distribution, use, treatment, storage, disposal, placement, transport or handling of toxic materials, hazardous wastes or hazardous substances (as those terms are defined in the Resource Conservation and Recovery Act of 1976, as amended (42 U.S.C. Section 6901 et seq.) or the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended (42 U.S.C. Section 9601 et seq.), oils, petroleum-derived compounds, or pesticides, all of which are hereinafter referred to as “Hazardous Materials”). In addition, to Seller’s actual knowledge, without independent investigation, and except as set forth in any environmental report provided by Seller to Purchaser, no (i) underground storage tanks, (ii) asbestos (either commercially processed or excavated raw materials), (iii) electrical transformers, fluorescent light fixtures with ballast, or other items or equipment containing polychlorinated biphenyls (“PCBs”), or (iv) other Hazardous Materials are present on the Property in violation of any applicable law except as previously disclosed in writing to Purchaser by Seller. Seller has not received any information from neighboring property owners indicating they have any concerns about existing environmental conditions which could affect the Property or suggesting they might look to Seller for contribution to clean up or remediate such condition. In the event Purchaser shall discover such Hazardous Materials, toxic substances, tanks or other unsatisfactory (in Purchaser’s sole discretion) environmental conditions on or about the Property at any time prior to Closing, Purchaser shall have the right to terminate this Contract upon written notice thereof to Seller, whereupon Escrow Agent shall return the Deposit to Purchaser together with all interest thereon, and neither party shall have any further liability or obligations to the other hereunder except for such obligations for which this Contract provides shall survive the expiration or earlier termination of this Contract. Notwithstanding anything to the contrary herein, if during the Review Period Purchaser becomes aware of any fact or condition that renders any representation or warranty of Seller herein inaccurate or untrue and Purchaser fails to terminate this Contract prior to the expiration of the Review Period, then such representation or warranty of Seller shall be deemed modified accordingly, and Purchaser shall be deemed to have waived any right to terminate this Contract as a result of the same. Otherwise, the effect of the representations made in this subparagraph shall not be diminished or deemed to be waived by any inspections, tests or investigations made by Purchaser or its agents.
J.    No assessments or charges for any public improvements have been made against the Property which remains unpaid. No improvements to the Property or any roads or facilities abutting the Property have been made or ordered by or on behalf of Seller for which a lien, assessment or charge can be filed or made.
K.    Exhibit “B” lists all (i) leases for any portion of the Property and all amendments and any other writings related thereto in effect on the Effective Date and (ii) guaranties with respect to the Leases in effect on the Effective Date (the “Guaranties”). Each of the Leases and Guaranties is valid and subsisting and in full force and effect, has not been further amended, modified or supplemented and the tenant thereunder is in actual possession in the normal course and Landlord is not aware of any default on the part of the tenant thereunder. No tenant has asserted any claim of which Seller has notice which would in any way affect the collection of rent from such tenant and no written notice of default or breach on the part of the landlord under any of the Leases has been received by Seller or its agents from the tenant thereunder. All improvements, landlord work, painting, repairs, alterations and other work required to be performed thereunder, have been or will be fully performed and paid for in full prior to Closing.
L.    The rents set forth in Exhibit “B” are the actual rents, income and charges presently being collected by Seller. No tenant under any of the Leases is entitled to any concessions, allowances, rebates or refunds or has prepaid any rents or other charges for more than the current month. None of the Leases and none of the rents or other amounts payable thereunder have been assigned, pledged or encumbered, except in connection with any loan to be fully satisfied prior to, or at, Closing. No security deposits have been paid by any tenants which have not heretofore been returned, except as set forth in Exhibit “B” hereto, if any.
M.    Following Closing, no brokerage or leasing commissions or other compensation is or will be due or payable to any person, firm, corporation or other entity with respect to or on account of any of the Leases or any extensions or renewals thereof claiming by, through or on behalf of Seller.
N.    If, after Seller’s execution hereof, Seller becomes aware of any event occurs or condition which renders any of the representations contained herein untrue or misleading in any material respect, Seller shall promptly notify Purchaser in writing.
O.    All documents provided to Purchaser, including without limitation the items provided pursuant to Section 3 (A) (2) herein, are the complete originals or, if not originals, are true, accurate, and complete copies thereof.
P.    Except as delivered to Purchaser as specified in Section 1 (D), there are no material warranties, guarantees or bonds, certificates of occupancy, governmental or regulatory licenses and permits, plans and specifications or other tangible or intangible assets relating to the Real Property or Additional Property, and all of the warranties, guarantees and bonds, certificates of occupancy, governmental or regulatory licenses and permits and other assets delivered to Purchaser as specified in Section 1(D) are assignable, valid and existing and in full force and effect and have not been amended, modified or supplemented.
Q.    The Seller is not a debtor in any bankruptcy or other insolvency proceeding.
R.    All amounts due and payable by Seller under any operating and reciprocal easement agreements affecting the Real Property have been paid and Seller has not received written notice of default under any such agreements which has not been cured, nor, to Seller’s knowledge, are any other parties in default under any of such agreements.
S.    Based solely upon Seller’s review of an existing title insurance policy, Seller represents that Seller is the owner of the Real Property, the title to the Real Property is insurable at standard title insurance company rates, free and clear of all liens, encumbrances or leases, except the Leases and the exceptions set forth in Seller’s existing title insurance policy. To Seller’s actual knowledge, but without independent investigation, there are no title conditions adversely affecting title insurability of the Real Property.
If any such representation is not true as of the Closing as a result of a matter, event or circumstance beyond Seller’s reasonable control, Purchaser may not consider same as an event of default hereunder; but rather, in such case, Purchaser may, at Purchaser’s option and as Purchaser’s sole and exclusive remedy, terminate this Contract and have the Deposit refunded by Escrow Agent, whereupon the parties hereto shall have no further rights, obligations or liabilities with respect to each other hereunder, except for those for which this Contract provides shall survive its expiration or earlier termination.
Except as expressly set forth in this Contract, the Property is being sold and conveyed “as is” and “with all faults” and Seller has not made, does not make, and hereby disclaims any and all express or implied representations and warranties regarding or relating to the condition, suitability for any particular purpose, susceptibility to flooding, value, marketability, zoning of the Property, or with respect to use and occupancy restrictions, compliance with environmental laws and laws and regulations relating to hazardous substances, toxic wastes and underground storage tanks, and all legal requirements affecting or relating to the Property. Purchaser acknowledges that, except as expressly set forth in the Contract, (i) Purchaser is not relying on any warranties or representations with respect to the physical condition of the Property or with respect to the operations of the Property, (ii) Seller does not warrant the completeness or accuracy of any documents that are prepared by third parties, reports that are prepared by third parties (including, without limitation, any environmental reports), studies that are prepared by third parties or other items furnished to Purchaser hereunder that are prepared by third parties, and (iii) Purchaser is not relying on any information provided by Seller, and that Purchaser has made, or will make prior to the Closing, an independent investigation of all matters relating to the Property and the ownership and operation of the Property. The terms and covenants of this paragraph shall survive the Closing and the delivery of the deed from Seller to Purchaser or any termination of this Contract. No representation, warranty, covenant, agreement or condition not expressed in this Contract shall be binding upon the parties hereto or shall affect or be effective to interpret, change or restrict the provisions of this Contract unless the same is in writing and signed by the party to be charged.
6.    Purchaser’s Representations and Warranties. Purchaser represents and warrants to Seller as follows:
A.    This Contract is validly executed and delivered by Purchaser and the performance by Purchaser hereunder does not violate (i) any agreement or contract to which Purchaser is a party or (ii) any judgment, order, injunction, decree, regulation or ruling of any court or other governmental authority to which Purchaser is subject.
B.    The execution of this Contract by Purchaser has been properly authorized and is the binding obligation of Purchaser.
7.    Seller’s Covenants. Seller covenants and agrees as follows:
A.    Seller will not (i) mortgage, pledge or subject the Property or any part thereof to an unbonded lien or other encumbrance, (ii) permit any mechanic’s or materialmen’s lien to attach against the Real Property, (iii) execute or cause or permit to be placed of record any document affecting title to any portion of the Real Property, or (iv) enter into, or subject any portion of the Property to, any option contract, sales contract, or any other agreement, pursuant to which any party shall have any right to purchase any portion of the Property or (v) enter into any lease, assignment, amendment, modification, supplement or renewal of any of the Leases, without first receiving Purchaser’s prior written approval, which approval may be withheld for any reason.
B.    Seller will not sell or otherwise dispose of or remove any fixtures, mechanical equipment or any other item included within the Property.

C.    Seller will not, without the prior written consent of Purchaser, do any act which will materially adversely affect the warranties, guarantees, bonds and other items delivered to Purchaser as specified in Section 1 (D) herein.
D.    Seller will comply with each and every material undertaking, covenant and obligation of the landlord under the Leases.
E.    Seller will maintain or cause to be maintained the Property, including all plumbing, heating, ventilating, air conditioning and other mechanical and electrical systems contained in the Improvements, in good order and repair, reasonable wear and tear excepted.
F.    Seller will pay or cause to be paid all debts, taxes, fees, assessments, commissions, and other obligations related to the use and ownership of the Property up to the date of Closing, except for those items for which proration is agreed upon in accordance with the provisions of Section 10 hereof.
G.    Seller will: (i) manage and operate the Property only in the ordinary and usual manner and maintain in full force and effect until the Closing Date all appropriate insurance policies; (ii) deliver the Property on the Closing Date in substantially the same condition it is in on the date of this Contract, reasonable wear and tear excepted; (iii) give prompt written notice to Purchaser, by overnight delivery from a recognized national carrier, electronic mail or facsimile of any fire or other casualty affecting the Property after the Effective Date; (iv) deliver to Purchaser, promptly after receipt by Seller, copies of all notices of violation issued by governmental authorities with respect to the Property received by Seller after the Effective Date.
H.    If Purchaser has not terminated this Contract on or before the expiration of the Review Period, Seller will use commercially reasonable efforts to deliver to Purchaser, prior to Closing, duly executed originals of estoppel certificates (the “Estoppel Certificates”) from Cato’s (the “Key Tenant”) and from shop space tenants representing at least eighty percent (80%) of leased area of the Real Property exclusive of the area of the Real Property leased to the Key Tenant in the form attached hereto as Exhibit “D” or upon any similar form required by any lender to Purchaser; provided, however, that if a form of estoppel certificate is attached to or otherwise prescribed in an applicable Lease then such form shall be deemed to be acceptable to Purchaser. In addition, each guarantor of a Lease shall execute the Guarantee Estoppel attached hereto as Exhibit “D” (the “Guarantor Estoppel Certificate”) without any amendments thereto.
If all of the above described Estoppel Certificates have not been delivered to Purchaser prior to Closing in the required form and showing no claim of offset by the tenant, no default by Seller under the Leases and no circumstance which would with the giving of notice or passing of time be a default by Seller under any Lease within the aforesaid time period and if all of the required Guarantor Estoppel Certificates have not been delivered to Purchaser prior to Closing without modification, Purchaser may elect to terminate this Contract and the Deposit shall be returned to Purchaser, and neither party shall have any further liability or obligations to the other hereunder except for such obligations for which this Contract provides shall survive the expiration or earlier termination of this Contract.
I.    If Purchaser has not terminated this Contract on or before the expiration of the Review Period, Seller will use commercially reasonable efforts to deliver to Purchaser, prior to Closing, duly executed originals of subordination, nondisturbance agreements (the “SNDA

Agreements”) from the Key Tenant and any tenant that has recorded a memorandum of lease in the local land records in the form attached hereto as Exhibit “E” or upon any similar form required by any lender to Purchaser; provided, however, that if a form of SNDA Agreement is attached to or otherwise prescribed in an applicable Lease then such form shall be deemed to be acceptable to Purchaser. If all of the SNDA Agreements have not been delivered to Purchaser in the required form without modification within the aforesaid time period, Purchaser may elect to terminate this Contract and the Deposit shall be returned to Purchaser, and neither party shall have any further liability or obligations to the other hereunder except for such obligations for which this Contract provides shall survive the expiration or earlier termination of this Contract.
J.    If Purchaser has not terminated this Contract on or before the expiration of the Review Period, Seller will deliver to Purchaser, prior to Closing, duly executed originals of estoppel certificates (“REA Estoppel”) from all parties subject to any Reciprocal Easement Agreement or Easement with Covenants and Restrictions or similar agreement (the “Restrictive Agreement”), if any, in the form attached hereto as Exhibit “G”, by which the parties to the Restrictive Agreement shall certify that the Restrictive Agreement is in full force and effect, has not been modified or amended in any way, and to the best knowledge of the party giving the estoppel, the Seller is not in default under the applicable instrument and all amounts, if any, owing under the Restrictive Agreement have been paid in full by Seller.
8.    Conditions.
A.    In addition to Purchaser’s absolute right to terminate this Contract for any reason at any time during the Review Period, the obligation of Purchaser under this Contract to purchase the Property from Seller is subject to the satisfaction of each of the following conditions on or prior to the Closing Date, any of which conditions may be waived in whole or in part by Purchaser by written waiver at or prior to the Closing Date:
1.    Title to the Real Property shall be good and marketable as required herein, free and clear of all liens and encumbrances, and subject to no exceptions other than the Permitted Exceptions and the Escrow Agent shall be prepared to issue an owner’s title insurance policy pursuant to the Title Commitment insuring the title to the Real Property, subject only to the Permitted Exceptions, in the amount of the Purchase Price or such lesser amount as Purchaser, in its sole discretion, shall determine, and with such endorsements as Purchaser shall require. Seller shall discharge all liens against the Property at Closing.
2.    Seller shall have performed, observed and complied with all covenants, agreements and conditions required by this Contract to be performed by, observed and complied with on its part either on or prior to the Closing Date.
3.    All of Seller’s representations and warranties contained herein shall be true and correct in all material respects as of the Closing Date, and Seller will deliver to Purchaser at Closing a certificate to that effect.
4.    The physical condition of the Property and the title for the Property shall not have materially changed since the Effective Date.
5.    All tenants of the Leases shall be occupying the Real Property and none of them shall be in default in the payment of rent or performance of any other material obligation.

6.    Seller shall have received the Estoppel Certificates, REA Estoppel and SNDA Agreements as required pursuant to Section 7 herein.
7.    Seller's representations and warranties shall be correct in all material respects as of the time of Closing.
In the event any of the foregoing conditions to the Closing are not satisfied or waived in writing by Purchaser as of the Closing Date, then, Purchaser may either (i) extend the date for Closing for a maximum of thirty (30) days until such conditions are satisfied, or (ii) terminate this Contract and have the Deposit refunded together with accrued interest, and neither party shall have any further liability or obligations to the other hereunder except as stated below and except for such obligations for which this Contract provides shall survive the expiration or earlier termination of this Contract, or (iii) waive in writing the satisfaction of any such conditions, in which event this Contract shall be read as if such conditions no longer existed; provided, however that, if such failure of condition also constitutes or is accompanied by a default by Seller hereunder, Purchaser shall have all rights and remedies as set forth in Section 13 hereof. If Purchaser has extended the date for Closing for a maximum of thirty (30) days and the condition(s) are still not satisfied as of the extended date for Closing, then Purchaser may (i) waive in writing the satisfaction of any such conditions, in which event this Contract shall be read as if such conditions no longer existed or (ii) terminate this Contract and have the Deposit refunded together with accrued interest, and neither party shall have any further liability or obligations to the other hereunder except as stated below and except for such obligations for which this Contract provides shall survive the expiration or earlier termination of this Contract; provided, however, that if such failure of condition also constitutes or is accompanied by a default by Seller hereunder, Purchaser shall have all rights and remedies as set forth in Section 13 hereof.
B.    The obligations of Seller under this Contract to sell the Property to Purchaser are subject to the satisfaction of each of the following conditions:
1.    Purchaser shall have performed, observed and complied with all covenants, agreements and conditions required by this Contract to be performed by, observed and complied with on its part either on or prior to the Closing Date.
2.    Not later than ten (10) business days after the Effective Date, Purchaser shall have made application to a lender of Purchaser’s choice for a loan in an amount and upon terms to the satisfaction of Purchaser.
3.    All of Purchaser’s representations and warranties contained herein shall be true and correct in all material respects.
In the event any of the foregoing conditions to the Closing are not satisfied or waived in writing by Seller as of the Closing Date, then Seller may terminate this Contract and the Deposit shall be returned to Purchaser and Seller and Purchaser shall have no further responsibility to each other and the indemnity contained in Section 3 (A) herein shall survive; provided, however that, if such failure of condition also constitutes or is accompanied by a default by Purchaser hereunder, Seller shall have all rights and remedies as set forth in Section 14 hereof.
C.    Subject to the terms and conditions contained in this Section 8.C., the obligation of Purchaser under this Contract to purchase the Property from Seller is subject to Purchaser having made application to a lender of Purchaser’s choice for a loan upon terms and in an amount not less favorable to Purchaser than the terms and amount set forth in this Section 8.C., such loan application shall have been accepted by the lender of Purchaser’s choice, and such lender shall have given final approval of such loan, all loan conditions shall be met, and such loan shall be fully funded at Closing (the “Financing Condition”). Notwithstanding anything to the contrary contained herein, for the Financing Condition to remain valid, Purchaser must make application to a lender of Purchaser’s choice no later than ten (10) business days following the Effective Date and notify Seller in writing of the date on which Purchaser made such application. Purchaser’s right to terminate this Contract due to a failure of satisfaction of the Financing Condition shall be limited such that Purchaser may not terminate this Contract if Purchaser’s lender is willing to approve a loan in an amount of at least $4,575,000.00, having an interest rate of 5.00% per annum or less, a term of no less than 10 years and amortized for at least 30 years. Purchaser shall deliver to Seller written notice that Purchaser’s lender has preliminarily approved the loan to Purchaser on terms acceptable to Purchaser once Purchaser receives such approval from Purchaser’s lender.

If the Financing Condition shall fail to be satisfied prior to the Closing Date for reasons outside of Purchaser’s control, then either Seller or Purchaser may terminate this Contract by delivering written notice to the other party and have the Deposit refunded to Purchaser, together with accrued interest, and neither party shall have any further liability or obligations to the other hereunder and except for such obligations for which this Contract provides shall survive the expiration or earlier termination of this Contract.
9.    Closing.
A.    Unless this Contract is terminated by Purchaser or Seller as herein provided, the closing hereunder (the “Closing”) shall be conducted in escrow by the Escrow Agent on or before that date which is forty five (45) days after the end of the Review Period, (the “Closing Date”).
B.    At Closing, in addition to any other documents required to be delivered under the terms of this Contract, Seller shall deliver or cause to be delivered to Purchaser the following, copies of which shall be delivered to Purchaser five (5) days prior to Closing for its review and approval:
1.    A special warranty deed containing the description of the Real Property contained in Seller’s vesting deed, duly executed and acknowledged by Seller and in proper form for recordation, conveying good, marketable fee simple title to the Real Property, free and clear of all liens and encumbrances, other than the Permitted Exceptions. If requested by Purchaser, Seller shall also deliver to Purchaser a quitclaim deed containing a description of the Real Property derived from the physical Survey obtained by Purchaser.
2.    A bill of sale or assignment of lease, as the case may be, without representation or warranty from Seller, of all of the Additional Property, duly executed and acknowledged by Seller.
3.    The originals of the Leases and Guarantees thereof, together with a valid assignment, duly executed assigning to Purchaser all of Seller’s right, title and interest, as landlord in and to the Leases and Guarantees thereof, free and clear of all assignments, pledges or hypothecations thereof, which assignment shall include Seller’s indemnity for all matters arising or asserted due to events or occurrences arising on or before the Closing Date, and Purchaser’s indemnity for such matters arising after the Closing Date.

4.    Notice to the tenants under the Leases in the form approved by Purchaser and in conformity with the requirements of the Leases, duly executed and acknowledged by Seller, advising the tenants of the sale of the Property to Purchaser and directing that rent and other payments thereafter be sent to Purchaser (or its agent) at the address provided by Purchaser.
5.    A valid assignment, duly executed and acknowledged by Seller, assigning to Purchaser all of Seller’s interest in and to guarantees, warranties and bonds and other assets comprising the Property, together with the original of each such guaranty, warranty, bonds and other related documents.
6.    To the extent they are in Seller’s possession or control, originals of all certificates of occupancy, licenses, permits, authorizations and approvals required by law and issued by all governmental authorities having jurisdiction over the Real Property and copies of all certificates issued by the local board of fire underwriters (or other body exercising similar functions).
7.    To the extent they are in Seller’s possession or control, a complete set of the final working drawings, engineering plans, utilities lay-out plans, topographical plans and the like used in the construction of the Improvements.
8.    Such affidavits or letters of indemnity as the Escrow Agent shall reasonably require in order to issue policies of title insurance free of any exceptions for unfiled mechanics, materialmen’s or similar liens and parties in possession (other than the tenants under the Leases).
9.    A certificate of non-foreign status as required by Section 1445 of the Internal Revenue Code.
10.    All keys, codes, or other security devices used in connection with the operation of the Property.
11.    Seller’s certificate pursuant to Section 8 (A) (3) herein with respect to its representations and warranties.
12.    Any other documents reasonably requested by Purchaser or    Purchaser’s title insurance company in order to consummate the transaction contemplated by this Contract.
C.    At Closing, in addition to any other documents required to be delivered under the terms of this Contract, Purchaser shall deliver or cause to be delivered the following:
1.    Cash, wire transfer or other immediately available funds payable to Seller in the amount of the funds at Closing as specified in Section 2 herein.
2.    An executed counterpart of the bill of sale or assignment of lease, as the case may be, described in Section 9.B.2 herein.
3.    An executed counterpart of the assignment of Leases and Guarantees described in Section 9.B.3 herein.
4.    An executed counterpart of the assignment of guarantees, warranties, etc., described in Section 9.B.5 herein.
10.    Adjustments.
The following shall be adjusted between Seller and Purchaser and shall be prorated on a per diem basis as of the Closing Date, except as noted below:

A.    All rents and other payments and obligations pursuant to the Leases. All monies received after Closing from a tenant in arrears at Closing shall be first applied to current rent, then to arrearages and any other amounts owing to Seller. Purchaser shall be under no obligation to collect any arrearages owing to Seller. Seller covenants and agrees, which covenant and agreement shall survive closing, not to sue or otherwise assert a claim under any Lease against any tenant of the Property that, at the time of assertion of the claim, is a tenant at the Property or is otherwise obligated to Purchaser under a lease for any portion of the Property.
B.    Real estate taxes (on the basis of the actual fiscal years for which such taxes are assessed), personal property taxes, and assessments on the Property shall be apportioned pro rata between Seller and Purchaser, with Seller responsible for the same to and including the day prior to the Closing Date and Purchaser responsible for the same from and after the Closing Date. In the event that as of the Closing date the actual tax bills for the tax year or years in question are not available and the amount of taxes to be prorated as aforesaid cannot be ascertained, then rates and assessed valuation for the previous year, with known changes, shall be used at Closing and after the Closing occurs and when the actual amount of taxes for the year in question shall be determinable, such taxes will be re-prorated between the parties to reflect the actual amount of such taxes. Purchaser shall receive a credit in an amount equal to any taxes and assessments unpaid as of the Closing Date and for which Seller is responsible hereunder. Seller shall receive a credit in an amount equal to any taxes and assessments which have been paid by Seller applicable to periods on or after the Closing Date.
C.    Seller shall pay to Purchaser at Closing, by credit against the Purchase Price, all security deposits paid by tenants under the Leases, including any and all interest accrued thereon.
D.    (i)    Seller shall pay the amount of all transfer fees and recording taxes or charges on the deed conveying the Real Property to Purchaser and one half of the fees charged by the Escrow Agent to act as settlement agent.
(ii)    Purchaser shall pay at Closing the cost of any title insurance premium and any endorsements to the policy of title insurance, the cost of Purchaser’s Survey, the cost of recording any security instruments required by any lender, and one-half of escrow fees charged by Escrow Agent to act as settlement agent. Purchaser shall also pay all costs arising from or related to Purchaser’s studies and activities under the Review Period.
E.    All utilities, real estate taxes, operating expenses and other apportionable income and expenses paid or payable by Seller, including without limitation, Common Area Maintenance charges due under the Leases (collectively “CAM Charges”), shall be apportioned pro rata on a per diem basis as of 12:01 A.M. on the date of Closing. Seller shall use its best efforts to cause any and all public utilities serving the Property to issue final bills to Seller on the basis of readings made as of Closing and all such bills shall be paid by Seller. At Closing, Purchaser and Seller shall perform a final reconciliation of the CAM Charges due under the Leases for the calendar year up to the date of Closing (the “Short Year”) as follows: (i) Purchaser shall pay to Seller the amount by which the CAM Charges and taxes actually paid by Seller during such Short Year exceed that portion of funds Seller collected from tenants for CAM Charges and taxes (which are not otherwise paid directly by such tenants) during the Short Year, or (ii) Seller shall pay to Purchaser the amount by which that portion of funds Seller collected from tenants for CAM Charges and taxes (which are not otherwise paid directly by such tenants) during the Short Year exceeds the CAM

Charges and taxes actually paid by Seller during such Short Year. Seller shall provide all relevant information regarding such final reconciliation of the CAM Charges to Purchaser at least ten (10) business days prior to Closing.
F.    With the exception of any adjustments to be made following the Closing Date, (a) if a net amount is owed by Seller to Purchaser pursuant to this Section 10, such amount shall be credited against the Purchase Price, and (b) if a net amount is owed by Purchaser to Seller pursuant to this Section 10, such amount shall be added to the Purchase Price.
11.    Possession.     Possession of the Property shall be delivered as of the Closing Date, subject only to the Leases and the Permitted Exceptions.
12.    Condemnation.     In the event that any eminent domain proceeding (including a temporary taking) affecting the Real Property or any part thereof or affecting any of the rights of the tenants under the Leases is commenced or threatened by a governmental body having the power of eminent domain (a “Condemnation”), Seller shall immediately give Purchaser written notice thereof, and in the event, in Purchaser’s sole opinion, such Condemnation has no material adverse effect on the Property, Purchaser shall receive the award resulting from the Condemnation, (or if not then received, the right to the same shall be assigned to Purchaser), and this transaction shall be closed in the same manner as if no such Condemnation or other taking shall have occurred. However, if any such Condemnation has, or will have, in Purchaser’s sole opinion, a material adverse effect on the Property, Purchaser may terminate this Contract, in which event the Escrow Agent shall immediately forward the Deposit to Purchaser, and neither party shall have any further liability or obligations to the other hereunder; provided, however, that the indemnity contained in Section 3 (A) herein shall survive.
13.    Seller’s Default.     In the event Seller shall be in breach or violation of this Contract, or shall fail or refuse to perform its obligations under this Contract before Closing, then Purchaser’s exclusive remedies shall include the right to either (i) terminate this Contract upon written notice to Seller and receive back the full amount of the Deposit, and upon the return of same, the parties hereto shall have no further rights, obligations or liabilities with respect to each other hereunder, or (ii) demand and compel by legal proceedings (including specific performance) Seller’s full compliance with the terms of this Contract, including, without limitation, the immediate conveyance of the Property by Seller on the terms and conditions contained in this Contract. Additionally, if (a) Seller shall be in breach of any representation or warranty made by Seller in this Contract for reasons under Seller’s control or (b) Seller intentionally or consensually sells, leases, conveys (absolutely or as security), grants a security interest in, or otherwise encumbers or disposes of, any portion of the Property without the express prior written consent of Purchaser and Purchaser elects to terminate this Contract pursuant to clause (i) above in this Section 13, then Seller shall reimburse Purchaser for all of Purchaser’s out-of-pocket expenses incurred with respect to this Contract and/or the Property up to and not to exceed $50,000. In the event Closing occurs and Seller shall be in breach or violation of this Contract, or shall fail or refuse to perform its obligations under this Contract and such matter is discovered subsequent to Closing then Purchaser may seek any and all remedies provided by law or equity.
14.    Purchaser’s Default; Liquidated Damages.     In the event Purchaser shall be in breach or violation of this Contract, or shall fail or refuse to perform its obligations under this Contract the Deposit shall be forwarded by Escrow Agent to Seller on demand, or if such breach or violation or failure or refusal to perform its obligations under this Contract by Purchaser occurs during the Review Period then Purchaser shall deliver Fifty Thousand and 00/100 Dollars ($50,000.00) to Seller, which is hereby agreed to be adequate liquidated damages for Purchaser’s default hereunder, and Seller shall have no other rights or remedies. The parties acknowledge that the Deposit represents a reasonable effort to ascertain the damages to Seller in the event of a Purchaser default, which damages are difficult or impossible to quantify.
15.    Broker’s Commission.     Seller shall be solely responsible for, and shall pay in cash at Closing, and only if Closing shall occur, a real estate commission to Stephen Gerdon/Nation’s Capital Realty Advisors, LLC (the “Broker”) pursuant to the terms of a separate agreement. Seller represents and warrants to Purchaser, and Purchaser represents and warrants to Seller that except as provided in the preceding sentence no commissions are due and owing to any real estate broker or salesperson in connection with this transaction arising out of its actions. Seller and Purchaser hereby each agree to indemnify, defend and hold the other harmless from and against any claim for any real estate commission or similar fee arising out of its actions concerning the purchase and sale of the Property as contemplated by this Contract. Seller acknowledges that Purchaser has disclosed that certain of its principals are licensed real estate agents in the Commonwealth of Virginia.
16.    Insurance; Risk of Loss.     At all times until the Closing has been consummated, Seller shall maintain in full force and effect casualty and liability insurance on or with respect to the Property, it being understood and agreed that all risk of loss with respect to the Property shall remain with Seller through Closing. In the event that prior to the Closing Date, the Improvements on the Property are damaged, destroyed, or rendered unusable, in whole or in part, by fire or other cause, then the Purchaser may terminate this Contract by notice to the Seller within ten (10) days of Purchaser’s receipt of Seller’s notice of such damage or proceeding, in which case the Deposit shall be refunded to Purchaser, and thereafter neither party shall have any further obligation or liability to the other by virtue of this Contract, except as otherwise expressly provided herein.
17.    Survival of Covenants.    All covenants, representations and warranties made by Seller and Purchaser shall survive the Closing for a period of one year after Closing. The above limitations shall not apply to any covenants, representations or warranties contained in any deed of bargain and sale made by Seller to Purchaser.
18.    Assignment.    Purchaser’s rights under this Contract shall be assignable by Purchaser, without further consent of Seller, to an entity affiliated with or controlled by Purchaser or any of Purchaser’s principals.
19.    Notices.     All notices, requests or other communications permitted or required under this Contract shall be in writing and shall be communicated by personal delivery, by nationally recognized overnight delivery service (such as Federal Express), by certified mail, return receipt requested, by electronic mail or by facsimile transmission to the parties hereto at the addresses shown below, or at such other address as any of them may designate by notice to each of the others. Notice given by facsimile shall be effective as of the successful transmission of the facsimile (as evidenced by a successful transmission report generated by the sender’s facsimile equipment), but only if notice is sent the same day by another method permitted by this Section 19.
Seller:

ERP BRYAN STATION, LLC

c/o Piedmont Land Development, Inc.
568 Jetton Street, Suite 200
Davidson, NC 28036
Attn: Ron L. Turner, Jr.
Telephone: 704.895.2084
Fax: 704.895.2087
Email: turner@piedmontlanddevelopment.com

Copy to:
Kirk Palmer & Thigpen, P.A.
1300 Baxter Street, Suite 300
Charlotte, North Carolina 28204
Attn: William B. Kirk, Jr.
Telephone: 704.332.8281
Fax: 704.927.9265
Email: wbkirk@kptlaw.com

Purchaser:

Dave Kelly
Wheeler Interests, LLC
2529 Virginia Beach Boulevard
Virginia Beach, Virginia 23452
Telephone: 757.627.9088
Fax: 757.627.9081
Email: dkelly@WHLR.us

Copy to:

Stuart A. Pleasants, Attorney at law
Stuart A. Pleasants, P. C.
2529 Virginia Beach Boulevard
Virginia Beach, Virginia 23452
Telephone: 757.275.7634
Fax: 757.627.9081
Email: stuartpleasants@verizon.net

Escrow Agent:

Cheryl L. Voll
Bingham Greenebaum Doll LLP
300 West Vine Street, Suite 1100 | Lexington, KY  40507
Direct: 859-288-4687 | Fax: 859-367-3867 | Cell:  859-967-7592
Email: cvoll@bdglegal.com

20.    Escrow.     Upon its receipt thereof, Escrow Agent shall deposit the Deposit in a federally insured interest bearing account, with all accrued interest earned thereon to be added to and deemed a part of the Deposit. Except as otherwise provided in this Contract, the Deposit shall be delivered by Escrow Agent to Seller on the Closing Date for application against the Purchase Price; provided, however, if Purchaser shall be entitled to a refund of the Deposit in accordance with the terms of this Contract, Escrow Agent shall promptly refund the Deposit to Purchaser. Escrow Agent shall have no liability to any party hereto in acting or refraining from acting hereunder except for willful malfeasance and shall perform such function without compensation. In the event of any dispute between the parties hereto or between Escrow Agent and Seller or Purchaser, Escrow Agent may deposit the Deposit in a court of competent jurisdiction for the purpose of obtaining a determination of such controversy. Seller and Purchaser agree to execute and deliver an escrow agreement in the form designated by Escrow Agent or in form and content as contained in the escrow agreement (the “Escrow Agreement”) attached hereto as Exhibit “G”.
21.    Like Kind Exchange Under Section 1031 of the Internal Revenue Code. The parties acknowledge that Seller or Purchaser may wish to enter into a like kind exchange (either simultaneous or deferred) with respect to the Property (the “Exchange”) pursuant to the applicable provisions of Section 1031 of the Internal Revenue Code of 1986, as amended. Notwithstanding anything to the contrary contained in this Contract, Seller or Purchaser shall have the right to assign its interest under this Contract without the other party’s consent for the sole purpose of enabling the assigning party to effectuate the Exchange, including execution of any necessary acknowledgment documents; provided, however, that notwithstanding any such assignment, the assigning party shall not be released from any of its liabilities, obligations or indemnities under this Contract. The other party shall cooperate in all reasonable respects with the assigning party to effectuate such Exchange; provided, however, that:
A.    Closing shall not be extended or delayed by reason of such Exchange;
B.    The non-assigning party shall not be required to incur any additional cost or expense as a result of such Exchange, and the assigning party shall forthwith, on demand, reimburse the non-assigning party for any additional cost or expense excepting for attorney’s fees incurred by the non-assigning party as a result of the Exchange in reviewing documents; and
C.    The assigning party’s ability to consummate the Exchange shall not be a condition to the obligations of assigning party under this Contract, and the non-assigning party does not warrant and shall not be responsible for any of the tax consequences to assigning party with respect to the transactions contemplated hereunder.

22.    Miscellaneous.
A.This Contract shall be governed by, construed and enforced under the laws of the State of Kentucky without regard to its conflicts of laws provisions.
B.This Contract sets forth the entire agreement and understanding between the parties with respect to the transactions contemplated hereby and supersedes all prior agreements, arrangements and understandings which led to the subject matter hereof.

C.All the terms, covenants, representations, warranties and conditions of this Contract shall be binding upon, and inure to the benefit of and be enforceable by, the parties hereto and their respective heirs, personal representatives, executors, successors and permissible assigns.
D.Failure of any party at any time or times to require performance of any provisions herein shall in no manner affect the right at a later time to enforce the provision. No waiver by either party of any condition, or the breach of any term, covenant, representation or warranty contained in this Contract, whether by conduct or otherwise, in any one of more instances, shall be deemed a further or continuing waiver of condition or covenant, representation or warranty contained in this Contract.
E.Any amendment or modification of this Contract shall be made in writing executed by the party sought to be charged thereby.
F.Wherever used herein, the singular shall include the plural, the plural shall include the singular and the use of any gender shall include all other genders. If Seller consists of more than one individual or entity, all individuals and entities comprising Seller shall be jointly and severally liable under this Contract. In this Contract, whenever general words or terms are followed by the word “including” (or other forms of the word “include”) and words of particular and specific meaning, shall be deemed to include the words “including without limitation,” and the general words shall be construed in their widest extent, and shall not be limited to persons or things of the same general kind or class as those specifically mentioned in the words of particular and specific meaning.
G.The captions and Section headings contained herein are for convenience only and shall not be used in construing or enforcing any of the provisions of this Contract.
H.This Contract may be executed by facsimile or electronic mail in two (2) or more counterparts, each of which shall be deemed an original hereof, but all of which, together, shall constitute a single agreement. If executed by facsimile or electronic mail, the parties to this Contract may rely on an electronic copy or facsimile copy as an original.
I.Time is of the essence with respect to every provision of this Contract.
J.If the expiration of any time period measured in days occurs on a Saturday, Sunday or legal holiday, such expiration shall automatically be extended to the next day which is not a Saturday, Sunday or legal holiday.
K.In the event of any litigation between the parties hereto with respect to this Contract, the non-prevailing party in such litigation shall pay any and all costs and expenses incurred by the other party in connection with such litigation, including, without limitation, court costs (including costs of any trial or appeal therefrom) and reasonable attorneys' fees and disbursements.
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IN WITNESS WHEREOF, the parties hereto have executed this Purchase and Sale Agreement.

PURCHASER:

WHEELER INTERESTS, LLC

/s/ Jon S. Wheeler
By Jon S. Wheeler, its Managing Member

SELLER:
ERP BRYAN STATION, LLC

By:    Piedmont Land Development, Inc., its Manager

/s/ Ron L. Turner, Jr.
By: Ron L. Turner, Jr., President